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Exhibit 10.55

[SIRVA LOGO]

December 6th, 2002

Dear Joan;

I am pleased to confirm the terms of the offer of employment to you at SIRVA, Inc. The offer is as follows:

Position: Senior Vice President and Chief Financial Officer, reporting to Brian Kelley, president and CEO. The position will be located at the SIRVA World Headquarters in Westmont, Il.

Salary: $375,000 per year, payable in bi-weekly installments. The salary is quoted on an annual basis for convenience only and does not imply employment for a specific term, nor alter the "at will" status of your employment. For the first year, there will be a signing bonus of $50,000 paid within thirty (30) days after your start of employment. All payments are subject to taxes and other withholdings which may be required.

Start Date: Exact start date to be agreed upon, but no later than March 31st, 2003.

Annual Bonus: You will be eligible to participate in SIRVA Management Incentive Program which at your position has a projected annualized target bonus of 80% of base salary.

Severance: In the event that your employment is terminated by SIRVA without cause, you will be entitled to receive continued payments of your base salary and health benefits until the earlier of one year after termination or until you obtain new employment. These continued payments would be subject to your execution of a general release and standard provisions regarding confidentiality, non-competition and non-solicitation of employees, agents, and customers.

Stock: You will be provided the opportunity to purchase up to 50,000 shares of common stock of SIRVA at the fair market value of such stock, established by the Board of Directors at that time. Your purchase shall be made pursuant to a management stock subscription agreement substantially similar to those in effect for other officers of SIRVA which shall state the terms and conditions upon which your shares are subject to repurchase in the event of your termination of employment.

Stock Options: Under the stock incentive plan, two options are granted with each share of SIRVA common stock sold to the officers and other key employees. Options are service based, and vest in equal annual installments on each of the first five anniversaries of the grant date.

Company Car: During your employment, you will be provided with a car allowance of $1000 a month, which is grossed up at the end of the year.

Benefits: You will be entitled to participate in all health, welfare and other benefits available to executives of the company. This includes personal finance consulting through Ayco, and a Executive Physical supplement up to $1500.00. Those benefits will be described in the benefit documents being forwarded to you under separate cover. Those at the SVP level and above qualify for 4 weeks of annual vacation.

Additional Terms:

This offer is contingent upon:

a)
Your not being subject to any contract that would be violated by your employment with SIRVA

b)
Your successful completion of a drug/alcohol screening prior to your start date.

I have enclosed a copy of this offer letter for your records. Please execute the original as indicated below and return it to me in the enclosed envelope.

On behalf of the entire leadership team, I would like to welcome you to SIRVA. We are very excited about your joining our company and look forward to working with you. If you have any questions, please do not hesitate to call me at (630) 717-4845.

Sincerely,

Brian Kelley
President and CEO - SIRVA

Accepted and agreed to this         day of March, 2002

/s/ JOAN RYAN Joan Ryan
/s/ BRIAN KELLEY Brian Kelley

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  Exhibit 10.55